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                                                                 Exhibit (h)(18)

                              GOLDMAN SACHS TRUST

                              (ILA SERVICE CLASS)

               SERVICE PLAN AND SHAREHOLDER ADMINISTRATION PLAN

                          Amended and Restated as of
                               January 30, 2001



     WHEREAS, Goldman Sachs Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Trust has separate series or Portfolios, each of which is a separate pool of assets with its own investment policies (the "Portfolios") and each Portfolio investing in money market instruments may be divided into multiple separate classes including, in the case of certain Portfolios: the ILA Class, the ILA Administration Class, the ILA Service Class and ILA Cash Management Class;

     WHEREAS, the Trust, on behalf of the ILA Service Class of each Portfolio that offers such shares, desires to adopt a Service Plan and Shareholder Administration Plan (together the "Plans") and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of the Plan will benefit the Trust and its unitholders; and

     WHEREAS, institutions (including Goldman, Sachs & Co.) ("Service Organizations") may act directly or indirectly as nominees and recordholders of units of the ILA Service Class for their respective customers who are or may become beneficial owners of such units (the "Customers"), provide service to other Service Organizations intended to facilitate or improve a Service Organization's services to its Customers with respect to the Portfolios and/or perform certain account administration and unitholder liaison services with respect to the Customers pursuant to Agreements between the Trust, on behalf of the ILA Service Class of each Portfolio, and such Service Organizations (the "Agreements").

     NOW, THEREFORE, the Trust, on behalf of the ILA Service Class of each Portfolio, hereby adopts each Plan on the following terms and conditions:

A.   Service Plan.
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     1.  (a)  The Trust, on behalf of the ILA Service Class of each Portfolio, is authorized to pay each Service Organization the monthly or quarterly fee specified in the Agreement with such Service Organization, for personal and account maintenance services performed and expenses incurred by the Service Organization in connection with such Portfolio's ILA Service Class. The fee paid for such services during any one year shall not exceed .25% of the average daily net asset value of the units of the ILA Service Class of such Portfolio which are owned beneficially by the Customers of such Service Organization during such period.  Under the Service Plan the fee paid for personal and account maintenance services and expenses may not, in any event, exceed .25% of the average daily net asset value of the units of the ILA Service Class of such Portfolio which are owned beneficially by the Customers of such Service Organization during such period.
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         (b)  Personal and account maintenance services and expenses for which a
Service Organization may be compensated under the Service Plan include, without limitation, (i) providing facilities to answer inquiries and respond to correspondence with Customers and other investors about the status of their accounts or about other aspects of the Trust or the applicable Portfolio; (ii) acting as liaison between Customers and the Trust, including obtaining information from the Trust and assisting the Trust in correcting errors and resolving problems; (iii) providing such statistical and other information as may be reasonably requested by the Trust or necessary for the Trust to comply with applicable federal or state law; (iv) responding to investor requests for prospectuses; (v) displaying and making prospectuses available on the Service Organization's premises; and (vi) assisting Customers in completing application forms, selecting dividend and other account options and opening custody accounts with the Service Organization.

         (c) Appropriate adjustments to payments made pursuant to clause (a) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by the Trust on behalf of a Portfolio in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges by the National Association of Securities Dealers, Inc.'s Conduct Rules. No Portfolio may compensate a Service Organization for services provided with respect to another Portfolio.

     2.  Shareholder Administration Plan.
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     1.  (a)  The Trust, on behalf of each Service Class of each Portfolio, is authorized to pay each Service Organization the monthly or quarterly service fee specified in the Agreement with such Service Organization for shareholder administration services performed and expenses incurred by the Service Organization in connection with such ILA Service Class. The fee paid for such services during any one year shall not exceed .15% of the average daily net asset value of the ILA Service Class of such Portfolio which are owned beneficially by the Customers of such Service Organization during the period.

         (b) Shareholder administration services and expenses for which a Service Organization may be compensated or reimbursed under this Shareholder Administration Plan include, without limitation: (i) acting or arranging for another party to act, as recordholder and nominee of all units of the ILA Service Class beneficially owned by Customers; (ii) establishing and maintaining individual accounts and records with respect to units of the ILA Service Class owned by each Customer; (iii) processing and issuing confirmations concerning Customer orders to purchase, redeem and exchange units of the ILA Service Class;
(iv) receiving and transmitting funds representing the purchase price or redemption proceeds of such units of the ILA Service Class; (v) processing dividend payments on behalf of Customers; and (vi) performing other related services which do not constitute "any activity which is primarily intended to result in the sale of shares" within the meaning of Rule 12b-1 under the Act or "personal and account maintenance services" within the meaning of the National Association of Securities Dealers, Inc.'s Conduct Rules.

         (c) No Fund may compensate a Service Organization for services provided with respect to another Portfolio.

     3.  General Provisions.
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         (a)    Neither Plan shall take effect as to any Portfolio until the
Plan, together with any related agreements, has been approved for such Portfolio by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or any
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agreements related to it (the "non-interested Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

         (b) This Plans shall remain in effect until May 1, 2002 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plans in paragraph 3(a).

         (c) The President, Vice President, Treasurer or any Assistant Treasurer of the Trust shall provide the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of services performed by and fees paid to each Service Organization under the Agreements and the Plans.

         (d) Each Plan may be terminated as to the ILA Service Class of any Portfolio at any time by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding voting securities of the ILA Service Class of such Portfolio.

         (e) The Service Plan may not be amended to increase materially the amount of compensation payable for services and expenses pursuant to pursuant to paragraph 1 hereof unless such amendment is approved by vote of at least a majority (as defined in the Act) of the outstanding voting securities of the ILA Service Class of such Portfolio, except to the extent that the approval of another class of such Portfolio is required in accordance with Rule 18f-3 under the Act, in which case the approval of a majority (as defined in the Act) of the outstanding voting securities of such class shall also be required. No material amendment to the Service Plan or Shareholder Administration Plan shall be made unless approved in the manner provided in paragraph 3(a) hereof.

         (f) While the Plans are in effect, the selection and nomination of the non-interested Trustees of the Trust shall be committed to the discretion of the non-interested Trustees.

         (g) The Trust shall preserve copies of the Plans and any related agreements and all reports made pursuant to paragraph 3(c) hereof, for a period of not less than six years from the date of the Plans, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

         (h) In the case of a Portfolio that offers more than one class of Units, the Plans only relate to the Service Units of such Portfolio and the fees determined in accordance with paragraph 1 and paragraph 2 shall be based upon the average daily net assets of the Portfolio attributable to Service Units.
The obligations of the Trust and the Portfolios hereunder are not personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust's property allocable to Service Units shall be bound. No series of the Trust shall be responsible for the obligations of any other series of the Trust.

         (i) The Service Plan set forth in paragraph 1, but not the Shareholder Administration Plan set forth in paragraph 2, is adopted pursuant to Rule 12b-1 under the Act.
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     IN WITNESS WHEREOF, the Trust, on behalf of the ILA Service Class of each
Portfolio, has executed this document as of the day and year first written above.


                          GOLDMAN SACHS TRUST
                          (on behalf of the ILA Service Class of each Portfolio)



                          By /s/ Howard B. Surloff
                            -----------------------------------
                            Secretary of the Trust